Exhibit 23.1
                        Consent of Independent Auditors



The Board of Directors and Stockholders of
Dignity Partners, Inc.:


We consent to incorporation by reference in the registration statement Nos. 33-21825 and 33-21827 on Form S-8 of Dignity Partners, Inc. of our report dated March 26, 1997, relating to the consolidated balance sheets of Dignity Partners, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Dignity Partners, Inc.


                                                /s/KPMG Peat Marwick LLP


March 26, 1997